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                                      ITEQ

                                  NEWS RELEASE



ITEQ Contacts:
Mark Johnson - Chairman and
               Chief Executive Officer
Larry McAfee - Executive Vice President and
               Chief Financial Officer
(713) 285-2700



                         ITEQ CONSIDERING ALTERNATIVES
                        TO MAXIMIZE SHAREHOLDERS' VALUE


HOUSTON, TEXAS March 6, 1998--ITEQ, Inc. (NASDAQ: ITEQ) announced following a special meeting held today, that the Company's Board of Directors authorized ITEQ's management and the Company's financial advisors to review strategic alternatives to maximize long term shareholder value. Management of ITEQ has retained the investment banking firms Prudential Securities and Deutsche Morgan Grenfell to assist them in performing this review and implement the resultant action plans.

Mark Johnson, ITEQ's Chairman and Chief Executive Officer stated "The Company has strong business prospects and has had an excellent growth rate over the past four years, which have exceeded the industry, suggesting a valuation in excess of that currently reflected in the stock price. We intend to pursue all financial and strategic alternatives to assure that we are doing everything possible to maximize our shareholders' value."

ITEQ, Inc. is a rapidly growing provider of manufactured equipment, engineered systems and services used in the processing, treatment, storage and movement of gases and liquids. The Company operates worldwide providing products and services to a broad base of industrial customers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in ITEQ's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

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               2727 Allen Parkway, Suite 760 Houston, Texas 77019
                     Phone: 713.285.2700 Fax: 713.522.1759